MONAKER GROUP, INC. 8-K

Exhibit 2.7

FIRST AMENDMENT TO AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

This First Amendment to Amended and Restated Share Exchange Agreement (this “Agreement”), dated as of January 6, 2021, and effective as of November 12, 2020 (the “Effective Date”), amends that certain Amended and Restated Share Exchange Agreement dated November 12, 20201 (as amended to date, the “Exchange Agreement”), by and among Monaker Group, Inc., a Nevada corporation (“Monaker”), Uniq Ventures (“Uniq Ventures”), Uniq Other Vendors (“Uniq Other”), Cern One Limited, (“Cern One”), CC Asia Pacific Ventures Ltd. (“CC Asia”), and Michael Bonner, an individual (the “Principal Stockholder” and together with Uniq Ventures, Uniq Other, Cern One and CC Asia, the “Stockholders” with each individually referred to as a “Stockholder”) and Red Anchor Trading Corporation, a British Virgin Islands corporation (“Red Anchor”), Cern One, Nithinan Boonyawattanapisut (“Boonyawattanapisut”), and John Todd Bonner (“John Bonner”, and together with Red Anchor, Cern One (in its capacity as an Axion Creditor) and Boonyawattanapisut, the “Axion Creditors” and each an “Axion Creditor”). Each of Monaker, the Stockholders and the Axion Creditors are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Exchange Agreement.

WHEREAS, the Parties entered into the Exchange Agreement on November 12, 2020, and closed the transactions contemplated by the Exchange Agreement on November 16, 2020 (the “Closing Date”);

WHEREAS, since the Closing Date, the Parties have determined that Schedule 1.1 to the Exchange Agreement, which set forth the holders of the Axion Shares exchanged, among other things, included errors (the “Errors”); and

WHEREAS, the Parties desire to amend the Exchange Agreement on the terms and conditions set forth below to correct the Errors.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1.       Amendment to Exchange Agreement. Effective as of the Effective Date, Schedule 1.1 of the Exchange Agreement is amended and restated to read as set forth on the attached Schedule 1.1. Such amended Schedule 1.1 corrects the original Schedule 1.1 and confirms the number of Series B Convertible Preferred Stock shares and Series C Convertible Preferred Stock shares issuable to the Stockholders and Axion Creditors, as applicable.

2.       Assignments. Concurrently with their entry into this Agreement, (a) Uniq Other shall execute a form of Stock Power and Assignment of Uncertificated Series B Convertible Preferred Stock Shares in the form of Exhibit A hereto, to assign 1,542,103 shares of Series B Preferred Stock originally issued to Uniq Other, to Uniq Ventures (in accordance with the amendment and correction to Schedule 1.1 described in Section 1, above); and (b) CC Asia, shall execute a form of Stock Power and Assignment of Uncertificated Series B Convertible Preferred Stock Shares in the form of Exhibit B hereto, to assign 921,901 shares of Series B Preferred Stock originally issued to CC Asia, to Cern One (in accordance with the amendment and correction to Schedule 1.1 described in Section 1, above).

1 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000408/ex2-6.htm

First Amendment to Monaker and Axion Amended and Restated Share Exchange Agreement

3.       Confirmation of Uniq Other. By signing below, Uniq Other acknowledges and represents that effective upon the effectiveness of this Agreement, and the execution of the Stock Power and Assignment of Uncertificated Series B Convertible Preferred Stock Shares, attached hereto as Exhibit A, Uniq Other will have no ownership of, or rights to, any Series B Preferred Stock or other securities of the Company.

4.       Transfer of Axion Shares. Notwithstanding the terms and requirements of the Exchange Agreement, the Parties may mutually determine to not transfer record ownership of the Transferred Shares to the Company and may instead enter into an agreement providing the Company voting and economic rights to such Transferred Shares, until such time, if ever, as the Company determines it is in its best interests to affect such transfer of record ownership of such Transferred Shares.

5.       Amendment to Series B Preferred Stock Designation. Each of the Parties, by signing this Agreement below, agrees to the terms of the Amended and Restated Certificate of Designation of Monaker Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B Convertible Preferred Stock, in the form of Exhibit C hereto, subject to the formal approval of such amendment by the holders of the Series B Convertible Preferred Stock of the Company and the Company’s Board of Directors (as applicable).

6.       Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

7.       Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a)      Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)      The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

First Amendment to Monaker and Axion Amended and Restated Share Exchange Agreement

(c)      Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

8.       Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

9.       Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Exchange Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Exchange Agreement as modified or amended hereby.

10.     Exchange Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Exchange Agreement and the terms and conditions thereof shall remain in full force and effect, pursuant to their terms.

11.     Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

12.     Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

13.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to conflicts of law principles except to the extent that United States federal law preempts Florida law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

14.     Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

First Amendment to Monaker and Axion Amended and Restated Share Exchange Agreement

15.       Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amendment to Monaker and Axion Amended and Restated Share Exchange Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

MONAKER:

MONAKER GROUP, INC.
a Nevada corporation

By:	/s/ William Kerby
Name:	William Kerby
Title:	CEO

STOCKHOLDERS:

Uniq Ventures

By:	/s/ Michael John Fawdry
Name:	Michael John Fawdry
Title:	Sole Director

Uniq Other Vendors

By:	/s/ Michael John Fawdry
Name:	Michael John Fawdry
Title:	Sole Director

Cern One Limited

By:	/s/ Nithinan Boonyawattanapisut
Name:	Nithinan Boonyawattanapisut
Title:	Sole Director

CC Asia Pacific Ventures Ltd.

By:	/s/ Chen Chung Hong
Name:	Chen Chung Hong
Title:	Managing Partner

/s/Michael Bonner
Michael Bonner, an individual

First Amendment to Monaker and Axion Amended and Restated Share Exchange Agreement

AXION CREDITORS:

/s/ Nithinan Boonyawattanapisut
Nithinan Boonyawattanapisut, an individual

/s/ John Todd Bonner
John Todd Bonner, an individual

Red Anchor Trading Corporation

By:	/s/ Nithinan Boonyawattanapisut
Name:	Nithinan Boonyawattanapisut
Title:	Authorized Director

Cern One Limited

By:	/s/ Nithinan Boonyawattanapisut
Name:	Nithinan Boonyawattanapisut
Title:	Sole Director

First Amendment to Monaker and Axion Amended and Restated Share Exchange Agreement

Schedule 1.1

Stockholder	Number of Axion Shares Being Exchanged	Number of Monaker Series B Preferred Stock Shares Due
Uniq Ventures	34,688,098	4,818,236
Cern One Limited	24,804,757	3,445,423
CC Asia Pacific Ventures Ltd.	7,560,633	1,050,185
Michael Bonner	4,939,870	686,156
	71,993,358	10,000,000

Axion Creditors	Amount of Debt Being Exchanged	Number of Monaker Series C Preferred Stock Shares Due
Cern One	$2,013,000	1,006,497
Red Anchor Trading Corp. Limited	$4,960,561	2,480,273
Nithinan Boonyawattanapisut	$628,462	314,230
John Todd Bonner	$55,000	27,500
	$7,657,023	3,828,500

EXHIBIT A

Stock Power and Assignment of Uncertificated
Series B Convertible Preferred Stock Shares

FOR VALUE RECEIVED, Uniq Other Vendors, pursuant to that certain First Amendment to Amended and Restated Share Exchange Agreement, dated on or around the date of this Stock Power and Assignment, by and between Monaker Group, Inc., a Nevada corporation (the “Company”), and certain stockholders and creditors of Axion Ventures, Inc., as named therein, by signing below, hereby sells, assigns, and transfers unto Cern One Limited, 1,542,103 shares of the Series B Convertible Preferred Stock, $0.00001 par value per share, of the Company (the “Shares”). Such Shares are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of the Company. The undersigned does hereby irrevocably constitute the Secretary of the Company as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said Company.

Dated: January ___, 2021

Uniq Other Vendors

By: _________________________

Name: Michael Fawdry

Title:   Sole Director

EXHIBIT B

Stock Power and Assignment of Uncertificated
Series B Convertible Preferred Stock Shares

FOR VALUE RECEIVED, CC Asia Pacific Ventures Ltd., pursuant to that certain First Amendment to Amended and Restated Share Exchange Agreement, dated on or around the date of this Stock Power and Assignment, by and between Monaker Group, Inc., a Nevada corporation (the “Company”), and certain stockholders and creditors of Axion Ventures, Inc., as named therein, by signing below, hereby sells, assigns, and transfers unto Cern One Limited, 921,901 shares of the Series B Convertible Preferred Stock, $0.00001 par value per share of the Company (the “Shares”). Such Shares are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of the Company. The undersigned does hereby irrevocably constitute the Secretary of the Company as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said Company.

Dated: January ___, 2021

CC Asia Pacific Ventures Ltd.

By: _________________________

Name: Chen Chung Hong

Title:   Sole Director

EXHIBIT C

[Attach A&R Designation of Series B Preferred Stock]